EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                   Three Months Ended     Nine Months Ended
                                                     June 30, 1998          June 30, 1998
                                                   ------------------     -----------------
Net Income                                             $  462,328             1,479,063
                                                       ==========             =========

Weighted average shares outstanding ............        3,123,154             3,119,129

Reduction for common shares not yet
  released by Employee Stock Ownership Plan ....         (244,500)             (249,790)
                                                       ----------             ---------
Total weighted average common shares
  outstanding for basic computation ............        2,878,654             2,869,339
                                                       ==========             =========

Basic earnings per share .......................       $      .16                   .51
                                                       ==========             =========

Total weighted average common shares
  outstanding for basic computation ............        2,878,654             2,869,339

Common stock equivalents due to dilutive
  effect of stock options ......................          125,419               123,804
                                                       ----------             ---------
Total weighted average common shares and
  equivalents outstanding for diluted
  computation ..................................        3,004,073             2,993,143
                                                       ==========             =========

Diluted earnings per share .....................       $      .15                   .49
                                                       ==========             =========